Exhibit 99.1

Contact:	Frank Grillo Chief Executive Officer (949) 900-6833

MRI Interventions Reports

2015 First Quarter Financial Results

IRVINE, Calif., April 30, 2015 (GLOBE NEWSWIRE) -- MRI Interventions, Inc. (OTCQB:MRIC) announced today its financial results for the first quarter ended March 31, 2015.

Management Comments

“We are pleased to report that revenues for the quarter ended March 31, 2015 exceeded $1 million, and that we achieved a record level of sales in the quarter for our ClearPoint® system disposable products,” commented Frank Grillo, Chief Executive Officer. “These results evidence the continued upward trend in ClearPoint system procedures, which is a key metric for our business. We had one ClearPoint system capital sale during the 2015 first quarter, and we also have had four additional new accounts sign up for system evaluations under our ClearPoint Placement Program since year-end. Including these newest sites, the ClearPoint footprint currently stands at 41 accounts.”

“This growth, both in revenues and accounts, reflects our emphasis on the multi-dimensionality of our ClearPoint system for placement of electrodes, such as deep brain stimulation leads, placement of laser fibers for tissue ablation, and tumor biopsy. Our conversations with prospective customers now often include discussions regarding multiple procedure types, which we believe will drive growth in the capital equipment side of our business, as customers are recognizing that use of our ClearPoint system goes well beyond electrode placement.”

“Peer-to-peer marketing efforts that further enhance marketplace awareness are progressing nicely, and we are fielding an increasing number of requests to provide information to speakers at medical conferences and lectures. We supported events in the 2015 first quarter where more than 100 clinicians heard from their peers about the benefits they are experiencing from the use of ClearPoint.”

“Our focus on operational improvement includes not only growing our revenues, but also responsibly managing our costs. As previously announced, a significant component of this cost management initiative is the consolidation into our Irvine, California facility. This will result in the closure next month of the Memphis office. Accordingly, we have recorded a charge against 2015 first quarter earnings amounting to $753,000. Most of this amount will be paid in the second quarter, and by the third quarter we anticipate incurring a noticeably lower cash burn rate than we have historically experienced.”

“As part of this transition to Irvine, and as previously announced, Hal Hurwitz has joined us as Vice President, Finance, and he will become our Chief Financial Officer following the filing of our 2015 first quarter Form 10-Q with the Securities and Exchange Commission, which will occur in early May. In addition, we have also expanded our Irvine-based marketing team and are preparing the Irvine office to serve as our headquarters.”

“In summary, we are pleased with the first quarter. We believe momentum continues to build, we are confident of the value our technology brings to patient care, and we are committed to bringing the value of our ClearPoint system to additional hospitals and physicians.”

Financial Review

Total revenues for the three months ended March 31, 2015 were $1.01 million, representing an increase of $188,000, or 23%, from total revenues of $823,000 in the corresponding quarter of 2014.

Of this $1.01 million total, sales of disposable products related to the Company’s ClearPoint system amounted to a Company-high $840,000 in the first quarter of 2015, an increase of 49% from disposable product sales of $565,000 in the 2014 period. This increase reflects customer purchases of disposable products for a higher number of performed and anticipated procedures in 2015, relative to 2014.

Sales of ClearPoint-related reusable products amounted to $137,000 in first quarter of 2015, an increase of $45,000, or 49%, from reusable product revenues of $92,000 in the first quarter of 2014.

Other service revenues, mostly related to ClearPoint system service agreements and installation services, were $34,000 for the three months ended March 31, 2015, and approximately $10,000 for same period last year.

During the three months ended March 31, 2014, the Company recognized development service revenues of $99,000, reflecting the completion of a contract development project. No such revenues were recognized during the first quarter of 2015, and the Company does not expect development service revenues to be a meaningful ongoing revenue source.

Cost of product revenues was $386,000 for the three months ended March 31, 2015, representing a gross margin on product revenues of 60%, compared to $351,000 for the same period last year, representing a gross margin of 51%. This improvement in gross margin reflects the efficiencies derived from higher production volumes and a favorable product mix.

Research and development costs were $528,000 for the three months ended March 31, 2015, compared to $818,000 for the same period last year, reflecting a decrease of $290,000, or 35%. Approximately $181,000 of the decrease related to a reduction in spending on the Company’s ClearTrace development program. Reductions in sponsored research of $67,000 and in consulting expense of $31,000 also contributed to the overall decrease.

Selling, general and administrative expenses were $2.3 million for the three months ended March 31, 2015, compared with $1.8 million for the same period last year, an increase of $488,000, or 27%. Of this increase, $100,000 relates to compensation expense associated with having a full-time executive chairman in addition to a chief executive officer in the first quarter of 2015. In addition, $98,000 of the increase relates to hiring expenses incurred in 2015. Both of these non-recurring items were associated with the previously announced consolidation of all the Company’s major business functions into its Irvine, California facility. Also contributing to the increase were marketing expenses that were $67,000 higher in 2015, relative to 2014.

With the upcoming closure of the Memphis office in May 2015, none of the Memphis-based employees will be retained. The Company’s chairman became a non-executive on April 1, 2015, and the remaining Memphis-based employees, including two executives, will separate from the Company in the 2015 second quarter. In connection with these changes, the Company recorded a restructuring charge of $753,000 in the first quarter of 2015, $718,000 of which relates to severance and other compensation for the impacted employees. The majority of the restructuring charge is expected to be paid during the second quarter of 2015.

During the three months ended March 31, 2014, the Company recorded a gain of $4.3 million related to the sale of certain intellectual property to Boston Scientific. The purchase price was satisfied through the cancellation of related party convertible notes payable previously issued to Boston Scientific in the aggregate principal amount of $4.3 million. The Company recorded a gain equal to the purchase price, as the assets sold had no cost basis on its balance sheet, in conformity with generally accepted accounting principles.

In connection with warrants issued in private placement equity transactions, the Company recorded a loss of $783,000 during the three months ended March 31, 2015, and a gain of $484,000 during the corresponding period in 2014, in each case resulting from changes in the fair value of derivative liabilities associated with the outstanding warrants.

Net other income was $83,000 and $103,000 for the three months ended March 31, 2015 and 2014, respectively. Most of the other income for the 2015 period related to grants received to fund research, and the majority of other income for the 2014 period related to negotiated reductions in amounts payable to service providers.

Net interest expense for the three months ended March 31, 2015 was $300,000, compared with $149,000 for the same period in 2014. The increase relates mostly to interest on notes payable issued in the Company’s March 2014 private placement of debt, as well as to the amortization of the related debt discount and deferred financing costs associated with that transaction.

As a result of the foregoing, the Company incurred a net loss for the three months ended March 31, 2015 of $3.9 million, and realized net income of $2.6 million for the corresponding period in 2014.

At March 31, 2015, the Company had cash and cash equivalents of $6.4 million, which reflects a decrease of $2.8 million for the quarter, due primarily to the cash items embedded in the quarter’s results of operations.

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada, or 201-493-6737 from other international locations. A playback of the call will be available through May 7, 2015, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The Company's ClearPoint® system, which has received 510(k) clearance and is CE marked, utilizes a hospital's existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company's plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: customer demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales, clinical support and marketing capabilities; our ability to achieve the full benefits from cost reduction efforts that have been implemented or are pending; the sufficiency of our cash resources to maintain planned commercialization efforts; and future actions of the FDA or any other regulatory body that could impact our commercialization efforts. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission, as well as the Company’s Form 10-Q for the quarter ended March 31, 2015, which will be filed with the Securities and Exchange Commission.

(tables follow)

MRI INTERVENTIONS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Quarters Ended March 31,
	2015	2014

Revenues:
Disposable product revenues	$840,135	$565,063
ClearPoint capital product revenues	136,736	91,751
ClearTrace system component revenues	-	56,445
Total product revenues	976,871	713,259
Other service revenues	33,532	10,410
Development service revenues	-	98,862
Total revenues	1,010,403	822,531
Cost of product revenues	385,609	350,685
Research and development costs	527,512	817,621
Selling, general, and administrative expenses	2,288,660	1,800,799
Restructuring charge	753,400	-
Gain on sale of intellectual property	-	(4,338,601)
Operating income (loss)	(2,944,778)	2,192,027
Other income (expense):
Other income (expense), net	(700,114)	587,176
Interest expense, net	(300,362)	(148,801)
Net income (loss)	$(3,945,254)	$2,630,402
Net income (loss) per share:
Basic	$(0.05)	$0.04
Diluted	$(0.05)	$0.04
Weighted average shares outstanding:
Basic	74,842,841	58,716,727
Diluted	74,842,841	61,248,630

MRI INTERVENTIONS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$6,438,329	$9,244,006
Accounts receivable	605,718	468,949
Inventory, net	2,096,899	1,965,039
Other current assets	36,129	29,220
Total current assets	9,177,075	11,707,214
Property and equipment, net	406,892	482,970
Other assets	1,161,314	1,195,498
Total assets	$10,745,281	$13,385,682
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,792,778	$2,618,446
Accrued restructuring charge	753,400	-
Derivative liabilities	2,980,964	2,198,162
Deferred revenue	97,840	102,710
Total current liabilities	5,624,982	4,919,318

Other accrued liabilities	962,075	876,025
Notes payable, net of unamortized discounts	7,788,333	7,690,669
Total liabilities	14,375,390	13,486,012
Stockholders' deficit	(3,630,109)	(100,330)
Total liabilities and stockholders' deficit	$10,745,281	$13,385,682